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                                                                   Exhibit 10.12

                           (APOLLO GROUP, INC. LOGO)
                                APOLLO GROUP INC.

                              UNIVERSITY OF PHOENIX
                     INSTITUTE FOR PROFESSIONAL DEVELOPMENT
                         COLLEGE FOR FINANCIAL PLANNING
                        WESTERN INTERNATIONAL UNIVERSITY

                               LOBBYIST AGREEMENT

     This service agreement ("Agreement") is entered into by and between APOLLO GROUP, INC, ("Apollo") an Arizona corporation and parent company of University of Phoenix ("UOP"), with its principal place of business at 4615 E. Elwood, Phoenix, AZ 85040, and GOVERNMENTAL ADVOCATES, INC. ("Firm"), with its principal place of business at 1127 ELEVENTH STREET, SUITE #400, SACRAMENTO, CALIFORNIA, 95814.

PURPOSE OF AGREEMENT. The purpose of this Agreement is to state the terms and conditions under which Firm will provide the LOBBYIST SERVICES ("Services") included in this Agreement to Apollo, and as listed in the Scope of Services, attached hereto, and incorporated as part of the Agreement.

     1. SERVICES. Firm agrees to perform the Services and warrants that each of its employees, agents or Firms assigned to provide Services under this Agreement to Apollo shall have the proper skill, training and background so as to be able to perform in a competent and professional manner, that all Services will be so performed and performed in a manner compatible with Apollo's business operations, and that Firm shall cause the Services to be performed in accordance with the Scope of Services and generally accepted industry practices. Firm agrees to comply with all laws, registration or any other requirements of any governing body overseeing such Services as performed in this Agreement, including but not limited to, the compliance requirements and governmental entities outlined in the Scope of Services.

     2. TERM OF AGREEMENT. The Term of this Agreement shall commence on JUNE 1, 2006, and shall continue in full force for one (1) year unless otherwise terminated as provided herein. This Agreement may be renewed for an additional period(s) upon written mutual agreement of both parties.

     3. PAYMENT. Compensation for Services performed under this Agreement will be as outlined in the Scope of Services. Payment terms will be net thirty (30) days upon receipt of Firm invoice, with all payments made in arrears. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Firm will be entitled to payments for periods or partials that occurred prior to the date of termination and for which Firm has not yet been paid.

     4. TERMINATION. This Agreement may be terminated without cause, by either party with a 30 day written notice to the other party. This Agreement may be terminated immediately by Apollo upon any breach hereof or violation of the law by the Firm. Upon termination of the Agreement, Firm shall return to Apollo all records, notes, data, memoranda and materials of any nature that are in Firm's possession or under Firm's control and that are Apollo's property or relate to Apollo's business.

     5. RELATIONSHIP. The parties understand that Firm is an independent contractor with respect to Apollo and not an employee of Apollo. Apollo shall not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Firm or any agents, employees or contractors of Firm. As an independent contractor, Firm shall pay all taxes imposed and other liabilities incurred as an independent contractor. This Agreement is neither intended to nor will it be construed as, creating any other relationship, including one of employment, joint venture or agency.

                             4615 East Elwood Street
                             Phoenix, Arizona 85040


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     6.   NON COMPETE. For the term of this Agreement the Firm shall not represent any entity that would be in direct competition with Apollo, nor shall the Firm represent any entity that would have an interest in conflict with the best interest of Apollo without the approval of Apollo. The Firm shall immediately disclose potential conflicts of interest.

     7. OWNERSHIP OF PRODUCTS, REPORTS, ETC: Any and all products, reports, etc. developed by the Firm in whole or in part which are utilized, or accepted by Apollo because of the relationship between the Firm and Apollo, and any and all intellectual, property rights, including copyrights in the products, reports, etc., shall become the exclusive property of Apollo.

     8. INSURANCE. Firm acknowledges Firm's obligation to obtain appropriate insurance coverage for the benefit of Firm (and Firm's employees, if any). Firm waives any rights to recovery from Apollo for any injuries that Firm (and/or Firm's employees) may sustain while performing services under this Agreement and that are a result of the negligence of Firm or Firm's employees. Firm agrees to provide Apollo with necessary documentation, including certificates of insurance, evidencing the required coverage, if requested.

     9. CONFIDENTIAL INFORMATION. "Confidential Information" means any information, whether or not owned by or developed by Apollo, which is not generally known and which Firm may obtain through direct or indirect contact with Apollo. Such Confidential Information includes, but is not limited to: business records and plans, marketing strategies, cost, discounts, product design information, technical information, business affairs, financial reports, customer lists, student information, and other proprietary information.

          Confidential Information does not include information that Firm can show, by clear and convincing evidence, to be:

          1)   In the public domain.

          2) Rightfully received from a third party without any obligation of confidentiality.

          3) Rightfully known to Firm without any limitations on use or disclosure prior to its receipt from Apollo.

          4) Independently developed by Firm without use of or reference to the Confidential Information by persons who had no access to the Confidential Information.

          PROTECTION OF CONFIDENTIAL INFORMATION. Firm understands and acknowledges that the Confidential Information has been developed or obtained by Apollo through the investment of significant time, effort and expense, and that the Confidential Information is a valuable, special, and unique asset of Apollo which provides a significant market advantage, and needs to be protected from improper disclosure. Firm shall hold the Confidential Information of Apollo in strictest secrecy and not disclose or make any use thereof except for the performance of this Agreement. Firm shall not cause or permit the disclosure of Confidential Information in any form to any person without the prior written consent of Apollo. Firm shall cause all persons who obtain access to such Confidential Information, directly or indirectly, through Firm to abide by the confidentiality provisions of this Agreement. The obligations of this paragraph will remain in effect until which time all Confidential Information is no longer confidential, as defined above, through no act, breach, or omission of Firm.

     10. INDEMNIFICATION. Apollo shall not be liable for any negligent, intentional or fraudulent acts of Firm or its agents. Firm hereby agrees to indemnify and hold Apollo harmless from all claims, losses, expenses, fees (including attorney fees), costs, and judgments that may be asserted against Apollo that result, directly or indirectly, from the acts or omissions of Firm, Firm's employees and Firm's agents, including without limitation any infringement of third party rights or violation or breach of confidentiality as stated herein. The indemnification provisions shall survive termination of this Agreement.


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     11.  GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona and the United States of America without reference to conflict of laws principles. The Superior Court of Maricopa County and/or the United States District Court for the District of Arizona shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement, and each party irrevocably consents to such exclusive and personal jurisdiction and venue.

     12. ENTIRE AGREEMENT. This Agreement constitutes the final, complete, and exclusive statement of the terms of the agreement between the parties regarding its subject matter and supersedes any prior and contemporaneous offers, negotiations, and understandings, whether oral or written, between the parties.

     13. SEVERABILITY. If any provision of this Agreement is held by any court or other tribunal to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If any court or other tribunal finds that any provision of this Agreement is invalid or enforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

     14. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to strictly enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to enforce and compel strict compliance with every provision of this Agreement.

     15. AMENDMENT AND ASSIGNMENT. This Agreement may not be changed, modified, altered, or amended in any respect without the mutual written consent by authorized Firms of both parties. This Agreement may not be assigned by Firm or otherwise transferred, in whole or in part, by Firm without the prior written consent of Apollo.

     16. CORPORATE AUTHORITY. Each individual executing this Agreement on behalf of a corporation represents and warrants that he/she is duly authorized to execute and deliver this Agreement on behalf of said corporation and that this Agreement is binding upon said corporation in accordance with its terms.

     17. SURVIVAL OF OBLIGATIONS. The parties' rights and obligations, which by their nature would continue beyond the expiration or termination of this Agreement, including but not limited to Confidential Information, shall survive such expiration or termination of this Agreement.

     18. TERMS/CONDITIONS. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns, as well as their respective subsidiaries, affiliates, parent companies, and other entities controlling or controlled by the respective parties.

     19. NOTICE. Any notice required or permitted under this Agreement must be sent by registered or certified mail, return receipt requested and shall be deemed given when received by the individuals set forth below. Only the authorized Firms of the parties may amend or waive processes of this Agreement.

          IF for Apollo Group, Inc.:   IF for Firm:
          Laura P. Noone, Senior VP    Hedy Govenar
          4615 E. Elwood St            1127 - 11th Street, Suite #400
          Phoenix, AZ 85040            Sacramento, California 95814

          Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.


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IN WITNESS WHEREOF, The parties have executed this Agreement as of the date first above written.


/s/ Laura P. Noone                      /s/ Illegible
-------------------------------------   ----------------------------------------
Apollo Signature                        Firm Signature


Laura P. Noone, Senior VP               /s/ Illegible
                                        ----------------------------------------
                                        Firm Printed Name/Title

5-11-06                                 5-17-06
Date                                    Date

                                        94-2701026
                                        Social Security or Federal Tax ID #


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ATTACHMENT A

                                SCOPE OF SERVICES

SERVICES

Firm shall provide strategic advice on matters concerning legislation, regulations, public policy, electoral politics and any other topic of concern to Apollo related to state government in the state of CALIFORNIA. All Services performed by the Firm for Apollo under this Agreement shall be timely done.

COMPENSATION AND PAYMENT

For Services performed under this Agreement, Apollo shall pay the Firm the sum of $10,000.00 PER MONTH. Agreement also includes reimbursement of fees/expenses incurred on the behalf of Apollo if applicable.

COMPLIANCE - REQUIRED FOR EACH CONTRACT BUT STATE OF REGISTRATION WILL VARY

During the term of this Agreement, Firm agrees to formally register as a legislative and executive branch lobbyist with the CALIFORNIA Secretary of State, and further agrees to at all times abide by the laws of the state of CALIFORNIA governing lobbyists and to inform Apollo of any legal obligations Apollo may have under the laws of the state of CALIFORNIA.


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